EXHIBIT 99.1

N E W S  R E L E A S E

Contact:	Peter D. Brown
Vice President, Treasurer and Investor Relations Foot Locker, Inc. (212)720-4254

FOOT LOCKER, INC. REPORTS FIRST QUARTER SALES

•	First Quarter Total Sales Increased 16.1 Percent
•	First Quarter Comparable Store Sales Increased 2.6 Percent
•	First Quarter Earnings Per Share Expected to Increase 15-to-20 Percent

NEW YORK, NY, May 5, 2005 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended April 30, 2005 of $1,377 million, versus $1,186 million in the comparable period last year, an increase of 16.1 percent. Comparable store sales for the Company’s 2005 first quarter increased 2.6 percent. Excluding the effect of foreign currency fluctuations, total sales for the 13-week period increased 14.5 percent.

“Our first quarter comparable-store sales reflected a mid-single digit increase in our U.S. business, led by a strong increase by our Champs Sports division,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “Sales in our Foot Locker Europe business declined mid-single digits, reflecting weak consumer confidence and an increased competitive environment in that region. In total, our first quarter comparable-store sales were in line with our previous guidance. We currently expect our 2005 first quarter earnings per share to increase 15-to-20 percent versus the first quarter of 2004.”

Foot Locker, Inc. plans to report its first quarter 2005 results on Wednesday, May 18, 2005. A conference call is scheduled on Thursday, May 19, 2005 for 10:00 a.m. EDT to discuss these results and provide guidance with regard to its earnings outlook for 2005. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m., Monday, May 23, 2005. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 athletic retail stores in 18 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management’s current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas and the ability of the Company to execute its business plans effectively with regard to each of its business units. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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